Exhibit 99.1

P.O. Box 717        ittsburgh, PA 15230-0717 (412) 787-6700

From:	Gail A. Gerono
Vice President, Investor Relations
412 787-6795

— NEWS RELEASE —

CALGON CARBON ANNOUNCES SECOND QUARTER RESULTS

Net Income up 42%

Board Declares Dividend

PITTSBURGH, PA – July 26, 2004 – Calgon Carbon Corporation (NYSE:CCC) announced results for the second quarter ended June 30, 2004.

Sales for the second quarter were $97.1 million versus second quarter 2003 sales of $78.1 million, an increase of 24.4%. The company reported net income of $4.2 million as compared to net income of $3.0 million for the second quarter of 2003, a 42.0% increase. Earnings per share on a diluted basis for the second quarter of 2004 were $0.11 versus $0.08 for the second quarter of 2003. Sales of the former Specialty Products Division of Waterlink, Inc. (Waterlink), which Calgon Carbon acquired in February 2004, were $15.1 million for the second quarter of 2004. Foreign currency translation had a $2.6 million positive effect on sales for the quarter due to the stronger Euro.

For the second quarter of 2004, sales of the Activated Carbon and Service segment increased 19.0% versus the comparable period in 2003. Excluding the contribution from Waterlink, sales in this segment declined 4.0%. The quarter-over-quarter comparison was adversely affected by a one-time sale of activated carbon in 2003 for a new drinking water treatment facility in Asia for which there was no replacement in 2004. Lower demand for service in Europe and the U.S. also contributed to the decline.

Equipment sales increased 83.3% in the second quarter of 2004, as compared to the second quarter of 2003. Excluding Waterlink sales, this segment was up 60.8%, due to higher sales of solvent recovery, ion exchange, and ultraviolet light systems.

A 5.7% increase in consumer sales for the quarter was attributable to higher charcoal and liquid sales in Europe.

Consolidated gross profit before depreciation and amortization as a percentage of sales for the second quarter of 2004 was 28.6%, versus 31.2% for the second quarter of 2003. The decline was primarily attributable to product mix, competitive pricing, and higher raw material costs in the Carbon and Service Segment. Equipment margins also declined due to competitive bidding. However, margins on ultra violet light systems sold in North America and on ISEP® equipment for the Asian market showed significant improvement versus the second quarter of 2003. Product mix in Europe and reduced sales of PreZerve® products in the U.S. had an adverse impact on Consumer margins for the quarter.

Operating expense for the second quarter of 2004 was $1.0 million higher than for the comparable period of 2003, including $2.3 million associated with Waterlink. A $0.5 million decrease in employee-related costs and a $0.5 million favorable judgment in a patent litigation suit concerning the company’s proprietary ISEP® system partially offset the Waterlink expenses.

Sales for the six months ended June 30, 2004 were $168.4 million, versus $142.1 million for the six months ended June 30, 2003, an increase of 18.5%. For the six months ended June 30, 2004, the company reported net income of $3.7 million, versus $1.2 million for the comparable period in 2003, an increase of 200.0%. For the first half of 2004, earnings per share on a diluted basis were $0.09 as compared to $0.03 for the first half of 2003. Waterlink’s sales contribution for the six months ended June 30, 2004 was $22.2 million. Year to date, foreign currency translation had a positive impact of $5.7 million on sales.

Calgon Carbon’s board of directors declared a dividend of $0.03 per share. Dividends will be payable to shareholders of record as of August 13, 2004, and will be payable on September 1, 2004.

Commenting on the quarter, John Stanik, president and chief executive officer of Calgon Carbon, said, “I am pleased with the results as an indicator of the progress we are making in implementing our strategic initiatives. During the remainder of this transition year, we will continue to make the investments and the changes necessary to accelerate improvement in performance over the remaining two years of our strategic plan.”

Calgon Carbon Corporation, headquartered in Pittsburgh, Pennsylvania, is a global leader in services and solutions for making water and air safer and cleaner. The company employs approximately 1,200 people at 18 operating facilities and 22 sales and service centers worldwide.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This document contains certain statements that are forward-looking relative to the company’s future strategy and performance. They involve known and unknown risks and uncertainties that may cause the company’s actual results in future periods to be materially different from any future performance.

Contact: Gail Gerono, vice president, investor relations, 412 787-6795.

Calgon Carbon Corporation

Condensed Consolidated Statement of Income

(Dollars in thousands except per share data)

(Unaudited)

	Quarter Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Net Sales	$97,126	$78,085	$168,369	$142,135

Cost of Products Sold	69,377	53,738	119,389	98,969
Depreciation and Amortization	5,848	4,889	11,156	9,789
Selling, Administrative & Research	15,690	14,659	31,592	29,864

	90,915	73,286	162,137	138,622

Income from Operations	6,211	4,799	6,232	3,513
Interest Income (Expense) - Net	(662)	(485)	(1,133)	(880)
Equity Income in Calgon Mitsubishi Chemical Corporation	397	233	917	58
Other Income (Expense) - Net	(900)	(727)	(1,688)	(1,241)

Income Before Income Taxes and Minority Interest	5,046	3,820	4,328	1,450
Provision for Income Taxes	807	840	649	319

Income Before Minority Interest	4,239	2,980	3,679	1,131
Minority Interest	10	12	21	101

Net Income	$4,249	$2,992	$3,700	$1,232

Net Income per Common Share
Basic and Diluted	$.11	$.08	$.09	$.03

Weighted Average Shares Outstanding (Thousands)
Basic	39,035	38,996	39,030	38,990
Diluted	39,283	39,093	39,344	39,064

Calgon Carbon Corporation

Condensed Consolidated Balance Sheet

(Dollars in thousands)

(Unaudited)

	June 30, 2004	December 31, 2003
ASSETS
Current assets:
Cash and cash equivalents	$8,906	$8,954
Receivables	66,496	46,133
Inventories	58,356	51,811
Other current assets	23,914	24,210

Total current assets	157,672	131,108
Property, plant and equipment, net	131,533	128,956
Other assets	70,223	42,131

Total assets	$359,428	$302,195

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term debt	$604	$604
Other current liabilities	62,953	45,489

Total current liabilities	63,557	46,093
Long-term debt	86,000	53,600
Other liabilities	47,204	40,350

Total liabilities	196,761	140,043
Minority interest	341	279
Total shareholders’ equity	162,326	161,873

Total liabilities and shareholders’ equity	$359,428	$302,195

Calgon Carbon Corporation

Segment Data

Segment Sales	2Q04	2Q03	YTD 2004	YTD 2003
Carbon and Service	67,596	56,810	123,482	108,005
Equipment	16,629	9,071	24,670	14,940
Consumer	12,901	12,204	20,217	19,190

Total Sales (thousands)	$97,126	$78,085	$168,369	$142,135

Segment Operating Income (loss)*	2Q04	2Q03	YTD 2004	YTD 2003
Carbon and Service	10,028	8,559	16,678	13,572
Equipment	726	(399)	(1,232)	(1,669)
Consumer	1,305	1,528	1,942	1,399

Total Income from operations (thousands)	$12,059	$9,688	$17,388	$13,302

*	Before depreciation and amortization